Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-76600, No. 333-76594, No. 333-135839, and No. 333-168237 on Forms S-8 of Fulton Financial Corporation of our report dated July 1, 2013 appearing in this Annual Report on Form 11-K of Fulton Financial Corporation 401(k) Retirement Plan  for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

Columbus, Ohio
July 1, 2013